Exhibit 99.1


   First Cash Financial Services Reports 25% Increase In First Quarter Net
                 Income; Earnings Per Share Exceed Forecast


 ARLINGTON, Texas (April 24, 2003) -- First Cash Financial Services, Inc. (Nasdaq Stock Market: "FCFS") today announced revenues, net income and earnings per share for the three months ended March 31, 2003.

 Earnings
 --------
   *  Net income for the quarter ending March 31, 2003 was $3,498,000.   This
      represents a 25% increase over first quarter net income in 2002 of $2,794,000.

   * First quarter 2003 diluted earnings per share were $0.36, an increase of 20% compared to $0.30 diluted earnings per share for the first quarter of 2002. Diluted earnings per share exceeded the Company's previous forecast of $0.34 to $0.35 per share due to higher than projected revenues.

   * Diluted earnings per share for the trailing twelve months ended March 31, 2003 were $1.20, an increase of 30% over $0.92 for the trailing twelve months ended March 31, 2002.

 Revenues
 --------
   * Total revenues for the first quarter of 2003 were $34.2 million, compared to $28.5 million for the first quarter of 2002, an increase of 20%.

   * Same store revenues for the first quarter of 2003 increased by 14% over the comparable prior year period.

   * Total revenues not including non-retail sales of scrap jewelry merchandise increased by 15%, from $27.8 million in the first quarter of 2002 compared to $31.9 for first quarter of 2003. Non-retail sales of scrap jewelry merchandise increased from $677,000 in the first quarter of 2002 to $2,388,000 in the first quarter of 2003.

 Store Growth
 ------------
   * The Company added eleven new stores during the first quarter of 2003, bringing the total store count at March 31, 2003 to 201 units.

   * The Company has opened 41 new stores over the past twelve months and the total store count has increased by 22% over the same time period.

 Performance Metrics & Liquidity
 -------------------------------
   * Profit margins on total merchandise sales, both retail and non-retail, for the first quarter of 2003 were 40% which was consistent with overall margins during the same quarter a year ago. Retail merchandise margins, which do not include bulk jewelry scrap sales, increased from 41% to 45% over the same periods.

   * Total receivables from pawn loans and short term advances increased 27%, from $19.0 million at March 31, 2002 to $24.1 at March 31, 2003.
      This increase is reflective of both increased lending activities at existing stores and growth from new locations.

   * The Company utilized operating cash flows to reduce interest-bearing debt by $11.3 million during the first three months of 2003. The balance of the Company's line of credit was $17 million at March 31, 2003, compared to $22 million on March 31, 2002.

   * Average inventory turnover for the trailing twelve months ended March 31, 2003 was 2.8, an increase over the average turn of 2.7 for the comparable period last year.

 2003 Outlook
 ------------
   * Management previously forecast diluted earnings per share in a range of $1.28 to $1.31 for 2003. Based on the results of the first quarter and expected trends for the remainder of the year, the Company projects that 2003 earnings will be at the upper end of the previously forecast range.

   * With eleven stores opened through March 31, the Company projects that it will open a total of 40 to 50 stores during 2003.

 Commentary & Analysis
 ---------------------
 Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, commented on the Company's operating results, "The first quarter was both a continuation of our strong performance last year and a tremendous start toward even better results in 2003. Strong demand for our loan products, both pawns and short-term advances, drove significant revenue growth in our existing stores. Same store retail sales were also up for the quarter and we achieved record first quarter margins on retail merchandise sales. These results reflect the Company's ability to anticipate and service strong consumer demand for its products and services and continual attention to operating fundamentals and disciplines."

 "The Company remains focused on executing its strategy for long-term growth. During the first quarter of 2003, First Cash committed over $1.4 million of operating cash flows into the opening of eleven new stores through funding of leasehold improvements, equipment, working capital and start-up losses. All start-up losses were expensed as incurred. Through its new store openings, First Cash has made a significant investment in creating additive revenue and profit streams for the future. At the same time, we have managed our expansion carefully in order to ensure strong current earnings growth. We have accomplished this by focusing our growth in high-impact markets and by controlling our start-up expenses. We are also committed to maintaining the diversity of our products and services and the growth is distributed between both new pawn stores and new check cashing/short-term advance locations."

 In summarizing the first quarter results and expectations for the balance of 2003, Mr. Powell said, "We are extremely pleased with our first quarter results. Our ability to achieve our aggressive expansion targets for the quarter and to realize a 25% increase in net income over the prior year is exciting. First Cash is very optimistic about its prospects for 2003 and beyond."

 Business Description
 --------------------
 First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide short-term loans, check cashing and other financial services. The Company owns and operates 202 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates financial services kiosks located inside convenience stores. Its common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS".

 Forward-Looking Statements
 --------------------------
 This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "will," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this annual report include, without limitation, the earnings per share discussion, the expectation of increased pawn growth, the expectation for additional store openings, and the expectation of growth in the Company's short-term advance products. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this report speak only as of the date of this report, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this report. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional or national economic conditions, the ability to integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates or tax rates, changes in gold prices, future business decisions and other uncertainties.


                        SELECTED OPERATING INFORMATION
                        ------------------------------

                                                  Quarter Ended
                                            --------------------------
                                            March 31,        March 31,
                                              2003             2002
                                            --------         --------
                                           (unaudited)
                                         (in thousands, except per share)
      Revenues:
        Merchandise sales ...............  $  17,153        $  14,755
        Service charges .................     16,013           12,745
        Check cashing fees ..............        772              731
        Other ...........................        306              220
                                            --------         --------
                                              34,244           28,451
                                            --------         --------

      Cost of goods sold.................     10,347            8,910
      Operating expenses.................     13,911           12,035
      Interest expense...................        182              255
      Interest income....................       (183)            (149)
      Depreciation.......................        662              555
      Administrative expenses............      3,734            2,480
                                            --------         --------
                                              28,653           24,086
                                            --------         --------

      Income before income taxes.........      5,591            4,365
      Provision for income taxes.........      2,093            1,571
                                            --------         --------
      Net income.........................  $   3,498        $   2,794
                                            ========         ========
      Net income per share:
        Basic ...........................  $    0.39        $    0.32
                                            ========         ========
        Diluted .........................  $    0.36        $    0.30
                                            ========         ========

                          CONDENSED BALANCE SHEETS
                          ------------------------

                                                    March 31,
                                            -------------------------
                                              2003             2002
                                            --------         --------
                                            (unaudited)
                                                 (in thousands)
    ASSETS:
      Cash & cash equivalents............  $  13,106        $  12,002
      Receivables........................     24,119           19,020
      Inventories........................     12,330           10,812
      Other current assets...............      3,766            3,255
                                            --------         --------
        Total current assets ............     53,321           45,089

      Property & equipment, net..........     11,963           10,151
      Intangible assets, net.............     53,194           53,194
      Other .............................      5,477            6,485
                                            --------         --------
                                           $ 123,955        $ 114,919
                                            ========         ========

    LIABILITIES & STOCKHOLDERS' EQUITY:
      Revolving credit facility..........  $       -        $  22,000
      Accounts payable and other current
        liabilities......................     11,037           10,862
                                            --------         --------
        Total current liabilities .......     11,037           32,862

      Revolving credit facility..........     17,000                -
      Long-term debt, net of current
        portion..........................        575            1,283
      Deferred taxes payable.............      5,223            3,910
                                            --------         --------
        Total liabilities ...............     33,835           38,055

      Stockholders' Equity...............     90,120           76,864
                                            --------         --------
                                           $ 123,955        $ 114,919
                                            ========         ========


 For further information, please contact:

 Rick Wessel, President
 Doug Orr, Chief Financial Officer

 Phone:(817) 460-3947
 Email:    investorrelations@firstcash.com
           -------------------------------
 Website:  www.firstcash.com
           -----------------